Exhibit 99.1

Commerce Union Bancshares, Inc. Declares $0.06 Cash Dividend For Third Quarter 2017

Represents 9.1% Increase in Cash Dividend Compared to Prior Year’s Cash Dividend

BRENTWOOD, Tenn.--(BUSINESS WIRE)--September 26, 2017--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent company of Reliant Bank, announced today that its Board of Directors approved a cash dividend of $0.06 per share. The $0.06 per share dividend is payable on October 20, 2017, to shareholders of record as of the close of business on October 10, 2017. In 2016, Commerce Union paid an annual cash dividend of $0.22 per share. On June 29, 2017, the company announced a change to quarterly dividends, and on July 21, 2017, the company paid a dividend of $0.12 per share, which represented the dividend for the first two quarters of 2017.

“We are pleased to announce our Board’s approval of the third quarter cash dividend. This continues the company’s commitment to a 9.1% increase in the cash dividend compared with the annual dividend paid last year,” stated DeVan D. Ard, Jr., Chairman, President and Chief Executive Officer. “The dividend reflects our bank’s continuing growth and profitability and our Board’s commitment to build long-term value for our shareholders.”

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties in Middle Tennessee and Hamilton County in East Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant is a fast-growing community bank headquartered in Brentwood, Tennessee. A full-service commercial bank, Reliant offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, (615.433.7200)
Chairman, President and Chief Executive Officer